EXHIBIT 5.1

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

www.dlapiper.com

T 858.677.1400

F 858.677.1401

March 18, 2014

Lpath, Inc.
4025 Sorrento Valley Boulevard
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Lpath, Inc., a Nevada corporation (the “Company”), of up to $23,000,000 of shares of Class A Common Stock (the “Shares”) pursuant to an effective shelf registration statement on Form S-3 (File No. 333-190651) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated August 23, 2013 (the “Base Prospectus”), as supplemented by the prospectus supplement dated March 18, 2014 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Articles of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.  In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company.  We are admitted to practice in the State of California and we express no opinion concerning any law other than the corporation laws of the State of Nevada and the federal law of the United States. As to matters of Nevada corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to that certain At-the-Market Issuance Sales Agreement by and between the Company and MLV & Co. LLC, dated March 18, 2014, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Annual Report of the Company on Form 10-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)